As filed with the Securities and Exchange Commission on June 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RALLIANT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	99-5127620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ralliant Corporation

4000 Center at North Hills Street
Suite 430

Raleigh, North Carolina 27609

(984) 375-7255

(Address of principal executive offices, including zip code)

Ralliant Retirement Savings Plan

(Full title of the plan)

Jonathon E. Boatman

Senior Vice President — Chief Legal Officer

Ralliant Corporation

4000 Center at North Hills Street
Suite 430

Raleigh, North Carolina 27609

(984) 375-7255

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Alison Zieske Preiss

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Ralliant Corporation (the “Registrant,” “Ralliant,” “us,” “our,” or “we”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering an indeterminate number of plan interests pursuant to the Ralliant Retirement Savings Plan (the “Plan”) and 5,000,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), of Ralliant to be issued pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Registration Statement on Form 10 filed with the Commission on May 5, 2025, as amended (File No. 001-42633), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)

The description of the Registrant’s Common Stock contained in the Information Statement filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 dated May 5, 2025, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, portions of documents, exhibits or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation (i) that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and (ii) for exculpation for certain senior officers from monetary liability for certain fiduciary duty breaches, in each case, solely to the extent permitted under Section 102(b)(7) of the DGCL. Our amended and restated certificate of incorporation will contain such a provision.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation will contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.

We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the DGCL and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The foregoing is only a general summary of certain aspects of Delaware law and our amended and restated certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and our amended and restated certificate of incorporation and by-laws.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of Amended and Restated Certificate of Incorporation of Ralliant Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-42633), filed with the Commission on May 5, 2025).
4.2	Form of Amended and Restated By-Laws of Ralliant Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-42633), filed with the Commission on May 5, 2025).
4.3	Description of Common Stock (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-42633), filed with the SEC on May 5, 2025).
4.4	Form of Ralliant Retirement Savings Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form 10 (File No. 001-42633), filed with the Commission on May 5, 2025).
5.1*	Opinion of Seyfarth Shaw LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Seyfarth Shaw LLP (included as Exhibit 5.1).
24.1*	Powers of Attorney (included as part of the signature pages of the Registration Statement).
107*	Filing Fee Table.

* Filed herewith

Item 9.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on this 27th day of June 2025.

Ralliant Corporation

By:	/s/ Tamara Newcombe
Tamara Newcombe
President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Tamara Newcombe, with full power of substitution and full power to act, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tamara Newcombe	Chief Executive Officer	June 27, 2025
Tamara Newcombe	(Principal Executive Officer)

/s/ Neill P. Reynolds	Senior Vice President — Chief Financial Officer	June 27, 2025
Neill P. Reynolds	(Principal Financial Officer)

/s/ Peter C. Underwood	Director	June 27, 2025
Peter C. Underwood

/s/ Brian Worrell	Director	June 27, 2025
Brian Worrell